Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 29, 2000 (except for note 5, as to which the date is March 16, 2000), accompanying the consolidated financial statements included in the Annual Report of Health Fitness Corporation and subsidiaries on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of Health Fitness Corporation on Form S-8 relating to the 1995 Employee Stock Purchase Plan (File No. 333-00876 and File No. 333-32424) and the 1995 Employee Stock Option Plan, 1992 Nonqualified Employee Stock Option Plan, and 1992 Incentive Employee Stock Option Plan (File No. 333-00874).



/s/Grant Thornton LLP

Minneapolis, Minnesota
March 27, 2000